June 10, 2008

Wound Management Technologies, Inc.
777 Main Street, Suite 3100
Fort Worth, Texas 76102

Ladies and Gentlemen:

This firm has acted as counsel for Wound Management Technologies, Inc., f/k/a/ MB Software Corporation, a Texas corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-1 (the "Registration Statement"), in connection with the proposed offering of an aggregate of aggregate of 3,993,104 shares of the Company’s common stock, $.001 par value per share (“Common Stock”), of which 1,286,207 shares are issued and outstanding, and 2,706,897 shares are issuable upon exercise of outstanding notes and warrants (the “Notes and Warrants”).  Unless otherwise defined herein, capitalized terms used and not herein defined have the respective meaning given such term in the Registration Statement.

In reaching the opinions set forth herein, this firm has reviewed the Company's Articles of Incorporation and Bylaws, minutes of the meetings of the Company's Board of Directors, certificates of public officials, and other matters that this firm deemed relevant.

Based on the foregoing, we are of the opinion that (a) the 1,286,207 shares of issued and outstanding Common Stock have been duly authorized, and are validly issued, fully paid and non-assessable; and (b) the 2,706,897 shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants have been duly authorized and, when issued upon such exercise in accordance with the terms of the Notes and Warrants and following receipt by the Company of the consideration therefor, shall be duly and validly issued, fully paid and nonassessable.

6021 Morriss Road, Suite 101, Flower Mound, Texas 75028
Phone: (972) 724-3338 • Fax: (972) 724-1922

Wound Management Technologies, Inc.
June 10, 2008

The opinion expressed above is subject to the following assumptions, exceptions, and qualifications: (a) all information contained in all documents reviewed by this firm is true and correct, (b) all signatures on all documents reviewed by this firm are genuine, (c) all documents submitted to this firm as originals are true and complete, (d) all documents submitted as copies are true and complete copies of the originals thereof, and (e) each natural person signing any document reviewed by this firm had the legal capacity to do so.

The opinions expressed above are limited to the laws of the State of Texas and the federal laws of the United States of America.

This opinion letter may be filed as an exhibit to the Registration Statement.  In giving this consent, this firm does not thereby admit that it comes within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/  Colbert Johnston LLP

COLBERT JOHNSTON LLP